EDWIN J. LUKAS

ELUKAS@BODMANLAW.COM

313-393-7523

BODMAN PLC

6TH FLOOR AT FORD FIELD

1901 ST. ANTOINE STREET

DETROIT, MICHIGAN 48226

313-393-7579 FAX

313-259-7777

Exhibit 5.1

August 26, 2014

Universal Truckload Services, Inc.

12755 E. 9 Mile Road

Warren, MI 48089

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Universal Truckload Services, Inc., a Michigan corporation (the “Company”), in connection with Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to 423,765 shares of the Company’s common stock, no par value (the “Shares”), issuable pursuant to the Company’s 2014 Amended and Restated Stock Incentive Plan (the “Plan”).

We have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (v) the accuracy of all other information provided to us by the Company in connection with this opinion. We have also assumed that the Company and those persons purchasing Shares or receiving rights to purchase Shares under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of the Shares.

On the basis of the foregoing and subject to the conditions set forth below and compliance with applicable state securities laws, it is our opinion that the Shares have been duly and validly authorized, and when and if issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Michigan, as currently in effect, and we express no opinion with respect to the laws of any other state or jurisdiction (including, without limitation, the application of the

DETROIT     |     TROY     |     ANN ARBOR      |     CHEBOYGAN     |     DALLAS

Universal Truckload Services, Inc.

August 26, 2014

securities or “blue sky” laws of any state to the offer and/or sale of the Shares). In addition, the opinions expressed herein are conditioned upon the Registration Statement becoming effective under the Securities Act, and the Company’s articles of incorporation and bylaws not being further amended prior to the issuance or sale of any of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

BODMAN PLC

By:	/s/ Edwin J. Lukas
Edwin J. Lukas, Member